Exhibit 23(a)




                 CONSENT OF INDEPENDENT ACCOUNTANTS


       We consent to the incorporation by reference in this registration statement on Form S-8, pertaining to the James River Corporation of Virginia 1987 Stock Option Plan, of our reports dated January 25, 1994, on our audits of the consolidated financial statements and financial statement schedules of James River Corporation of Virginia and Subsidiaries ("James River") as of December 26, 1993 and December 27, 1992, and for each of the three fiscal years in the period ended December 26, 1993, which reports are included therein or incorporated by reference in James River's Annual Report on Form 10-K for the fiscal year ended December 26, 1993.



                                   COOPERS & LYBRAND


Richmond, Virginia
November 30, 1994